October 16, 2006

FHLBank Member
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Docket # -

Dear FHLBank Member:

The Federal Home Loan Bank of Topeka (FHLBank) is pleased to announce the election of Steven D. Hogan, President of Centennial Bank of the West, Fort Collins, Colorado, to the FHLBank’s board of directors. Mr. Hogan was the only individual nominated to fill the seat up for election. Consequently, per Federal Housing Finance Board regulations, he is awarded the seat without an election. His term will begin on January 1, 2007, and will expire December 31, 2009.

As we offer our congratulations to Mr. Hogan, we wish to thank all Colorado stockholders who participated in the election process by nominating a peer to represent your state or for considering nomination and election to the board. A board election for the states of Kansas and Oklahoma is still in progress. Final election results for those states will be released on or before November 29. Stockholders in Nebraska did not participate in the 2006 election. Board positions representing that state are currently filled.

Please refer any election questions to Patrick Doran, Senior Vice President and General Counsel, at 785.438.6054, or e-mail him at pat.doran@fhlbtopeka.com.

Sincerely,
Andrew J. Jetter
President and Chief Executive Officer

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